EXHIBIT 10.2

WSI Industries, Inc.

213 Chelsea Road

Monticello, MN 55362

May 19, 2017

Via Email Only to: Mr. Michael J. Pudil

Dear Mike,

The purpose of this letter agreement (the “Letter Agreement”) is to set forth the agreement between you and WSI Industries, Inc. (“WSI”) in regard to severance and change of control matters. Although your employment is “at will” and may be terminated by you or WSI at any time for any reason, WSI has agreed to provide you with the benefit set for in this Letter Agreement. Terms not otherwise defined in this Letter Agreement shall have the meaning given such terms on Schedule 1, which is incorporated herein by reference.

Specifically, we have agreed as follows:

1.	Severance.

(a)	For the purposes of this Letter Agreement, the following terms shall have the following respective meanings:

(i) “Date of Termination” shall mean the date specified in the Notice of Termination; provided that, (A) in the case of a termination pursuant by WSI for Cause, such date shall not be less 10 days following the date such Notice of Termination is given; (B) in the case of a termination by you for Good Reason following a Change in Control, such date shall not be less than 10 nor more than 30 days following the date such Notice of Termination is given; and (C) in the case of a termination pursuant by WSI for Disability, such date shall not be less 30 days following the date such Notice of Termination is given (provided that you shall not have returned to the full-time performance of the your duties during such 30 day period).

(ii) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of your employment.

(iii) “Severance Period” shall mean the one year period beginning on the date of this Letter Agreement.

(b)	If (i) your employment is terminated by WSI without Cause during the Severance Period, (ii) a Change in Control shall occur during the Severance Period and your employment is terminated by you for Good Reason within sixty (60) days after the Change of Control or (iii) your employment is terminated during the Severance Period by reason of your death or Disability, subject to the condition stated in Section 1(d), WSI will pay you a lump sum amount within sixty (60) days of termination of your employment equal to the pro rata portion of your base salary for the remainder of the Severance Period, subject to applicable tax withholding. In addition, upon a termination of employment described in clauses (i), (ii) or (iii), the stock option granted to you on May 19, 2017 shall vest in full on the Date of Termination and all restrictions on the restricted stock award granted to you on May 19, 2017 shall lapse in full on the Date of Termination, to the extent not already vested or lapsed as of such date.

(c)	If you resign for any reason other than for Good Reason following a Change of Control or if WSI terminates your employment for Cause, you shall be entitled to receive your base salary accrued but unpaid as of the Date of Termination, but shall not be entitled to receive any severance or salary continuation benefit thereafter.

(d)	In case of termination as provided in Section 1(a), you shall be entitled to receive the amounts due you under Section 1(a) only upon your execution and delivery to WSI of a general release (and following termination of all rescission periods) with respect to any and all claims against WSI and its officers, directors, employees, agents and shareholders, acceptable in form and substance to WSI in all respects, and provided you continue to comply with the terms of the Restricted Covenant Agreement with WSI.

(e)	For purposes of this Agreement, “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), except that your service as a member of the Board of Directors of WSI (and any entity that is part of a controlled group of which WSI is a member) shall be disregarded in determining whether a separation from service has occurred.

2.	Dispute of Termination. If, within 10 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party in good faith that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgement, order or decree of a court of competent jurisdiction in accordance with Section 3 (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, WSI shall continue to pay you full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement. Such payment shall continue while you are either performing services for WSI or are willing and able to provide services during the period of such dispute, and no “separation from service” shall occur during such period.

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3.	Funding of Payments. In order to assure the performance by WSI or its successor of its obligations under this Agreement, WSI shall, no later than immediately prior to the closing of the transaction that constitutes an Unapproved Change in Control, deposit in a so-called “rabbi trust” or similar escrow arrangement an amount equal to the maximum payment that will be due you under the terms hereof. Under a written trust instrument, the trustee shall be instructed to pay to you (or your legal representative, as the case may be) the amount to which you shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to WSI. If and to the extent there are not amounts in trust sufficient to pay you under this Agreement, WSI shall remain liable for any and all payments due to you. In accordance with the terms of such trust, at all times during the term of this Agreement you shall have no rights, other than as an unsecured general creditor of WSI, to any amounts held in trust and all trust assets shall be general assets of WSI and subject to the claims of creditors of WSI. With respect to an Approved Change in Control, WSI’s obligations in this Section 3 shall not be mandatory but rather shall be permissive.

4.	Arbitration. All disputes or claims arising out of or in any way related to this Letter Agreement, including the making of this Letter Agreement, shall be submitted to and determined by final and binding arbitration under the American Arbitration Association Rules for Resolution of Employment Disputes. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and shall be conducted by one arbitrator in Minneapolis, Minnesota who has experience in employment matters. Unless we agree to have the person to serve as arbitrator within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the single arbitrator shall be selected at the discretion of the American Arbitration Association. The arbitrator shall provide a reasoned decision and may award any remedy available at law or equity, including reasonable attorneys’ fees to the prevailing party (subject to the paragraph below). WSI shall pay the costs of the arbitrator. The decision of the arbitrator shall be enforceable in any court of competent jurisdiction.

In the event WSI fails to pay you any amounts owing to you under this Agreement or to provide you any benefits to which you are ultimately determined, by settlement, mediation, arbitration, or by any court or other decision making body with jurisdiction, to be entitled to under this Agreement, WSI shall pay the legal expenses (including reasonable attorneys’ fees, court costs and other out-of-pocket expenses), incurred by you to enforce your rights under this Agreement and collect or obtain such amounts or benefits.

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5.	Entire Agreement. This Letter Agreement constitutes our entire agreement and supersedes all prior discussions, understandings and agreements with respect to the severance and change in control benefits which WSI has agreed to provide to you. This Letter Agreement shall be governed and construed by the laws of the State of Minnesota and may be amended only in writing signed by both of us.

6.	Successors. This Letter Agreement shall not be assignable, in whole or in part, by you. This Letter Agreement shall be binding upon and inure to the benefit of WSI and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of WSI, and the successor shall be substituted for WSI under this Letter Agreement. WSI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of WSI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that WSI would be required to perform it if no such succession had taken place. Failure of WSI to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from WSI in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

7.	Amendment and Termination. It is the intention of the parties that this Agreement be exempt from Code §409A as separation pay to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent any payment constitutes nonqualified deferred compensation, WSI shall amend any such provision pertaining to such payment to comply with Code §409A and the regulations thereunder, in the least restrictive manner necessary without any diminution in the value of the payments to you.

8.	Delay for Specified Employees. Notwithstanding the foregoing, if on the date of your “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), you are a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under this Agreement that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first day of the seventh month following your separation from service provided that WSI has receive an executed release from you as provided in Section 1(d), (ii) the first date on which such payment would not be non-deductible as a result of Section 162(m) of the Code, or (iii) your death and in the event any such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. Notwithstanding the foregoing, in the event any such payment is delayed, WSI will deposit, no later than the effective date of the Change in Control, an amount equal to the aggregate of all delayed payments into the so-called “rabbi trust” referred to in Section 3 to be paid in accordance with the terms of this Agreement.

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If this Letter Agreement accurately sets forth our agreement and understanding in regard to these matters, will you please sign this Letter Agreement where indicated below and return the executed letter to me for our files. A separate copy is enclosed for your records.

WSI INDUSTRIES, INC.

/s/ Jack R. Veach
Jack R. Veach
Chair of the Compensation Committee of the
Board of Directors of WSI Industries, Inc.

READ AND AGREED:

/s/ Michael J. Pudil
Michael J. Pudil

Dated as of May 19, 2017

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SCHEDULE 1

Definition of “Cause”:

(i) your willful and continued failure to perform your essential duties;

(ii) the willful engaging by you in illegal conduct; or

(iii) willful misconduct materially injurious to WSI

which, in the case of clause (i) and (iii), you have not cured, in the sole opinion of the Board of Directors, determined in good faith, within 10 days of receipt of the Notice of Termination.

Your act shall not be deemed “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that the act or omission was in WSI’s best interests.

Definition of “Change in Control”:

A “Change in Control” of WSI shall be deemed to occur when and if any of the following occur:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of WSI representing 50% or more of the combined voting power of WSI’s then outstanding securities;

(ii) there ceases to be a majority of the Board of Directors comprised of: (A) individuals who on the date hereof constituted the Board of WSI, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened contest, including but not limited to a proxy or consent solicitation, relating to the election of directors of WSI or a settlement of such contest or consent solicitation) who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control (the individuals designated in (A) and (B) shall be referred to as the “Incumbent Directors”); or

(iii) WSI disposes of at least 75% of its assets, other than to an entity owned 50% or greater by WSI or any of its subsidiaries.

A Change in Control which arises from a transaction or series of transactions which are not authorized, recommended or approved by formal action taken by a majority of the Incumbent Directors shall be referred to as an “Unapproved Change in Control.” A Change in Control which has been authorized, recommended or approved by a majority of the Incumbent Directors shall be referred to as an “Approved Change in Control.” The formal action to approve (or the failure to approve) a transaction by a majority of disinterested Directors shall constitute the objective determination of an “Approved Change in Control” or “Unapproved Change in Control.”

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Definition of “Disability”

If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with WSI for six consecutive months, and within 30 days after written Notice of Termination is given you shall not have returned to the full-time performance of the your duties, WSI may terminate your employment for “Disability.” Any question as to the existence of your Disability upon which you and WSI cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, it shall be made by any adult member of the your immediate family), and approved by WSI. The determination of such physician made in writing to WSI and to you shall be final and conclusive for all purposes of this Agreement. Further, the term “Disability” shall have the meaning under Treas. Reg. § 1.409A-3(i)(4).

Definition of “Good Reason”:

(i) the assignment to you of any duties inconsistent with your status or position with WSI, or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by WSI in your annual base salary in effect immediately prior to a Change in Control;

(iii) the relocation of WSI’s principal executive offices to a location more than fifty miles from WSI’s principal office prior to the Change in Control, except for required travel on WSI’s business to an extent substantially consistent with your prior business travel obligations;

(iv) the failure by WSI to continue to provide you with benefits substantially similar to those enjoyed by you under any of WSI’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which you were participating at the time of the Change in Control, the taking of any action by WSI which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by WSI to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control, provided, however, that WSI may amend any such plan or programs as long as such amendments do not reduce any benefits to which you would be entitled upon termination;

(v) the failure of WSI to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6; or

(vi) if an Unapproved Change in Control occurs.

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